Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1, of our report dated March 16, 2009, relating to the consolidated statements of financial condition as of December 31, 2008 and 2007 and the related consolidated statements of operations and other comprehensive income, changes in member’s equity (deficit) and cash flows for the years then ended of United States Commodity Funds LLC (formerly Victoria Bay Asset Management, LLC) and Subsidiaries, and to the reference to our Firm as “Experts” in the Prospectus.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
June 17, 2009